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                                                               EXECUTION VERSION


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                            ASSET PURCHASE AGREEMENT

                            DATED AS OF JULY 8, 1997

                                  BY AND AMONG

                             AERO CORP MACON, INC.,

                       ZANTOP INTERNATIONAL AIRLINES, INC.

                                       AND

                          THE STOCKHOLDERS NAMED HEREIN


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                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of July 8, 1997 by and among Aero Corp Macon, Inc., a Delaware corporation (the "Purchaser"), Zantop International Airlines, Inc., a Michigan corporation (the "Seller"), and the persons listed on the signature page of this Agreement under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons individually, a "Stockholder").

                                   WITNESSETH

          WHEREAS, The Seller is engaged in third party airplane maintenance and related businesses and operations conducted at, or related to, the Seller's Macon, Georgia facility (the "Facility," and such businesses and operations, collectively, the "Business"); and

          WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell, and the Purchaser desires to purchase, certain assets of the Business by means of an asset purchase (such asset purchase hereafter referred to as the "Acquisition").

          NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

                                   Article 1

                                The Acquisition.

          Section 1.1 Purchase of Assets. At the Closing, subject to the terms of Section 2.2, and upon the terms and subject to the conditions set forth in this Agreement, the Seller will sell, convey, assign and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Seller's rights, title and interest in and to the assets of the Seller, wherever situated, of every kind, nature and description, tangible and intangible, which are used or held for use in connection with or which otherwise relate to the Business, and all assets situated at the Facility, whether arising by contract, law or otherwise, except for the Retained Assets, all as the same shall exist as of the date hereof and which may be hereafter acquired immediately prior to the Closing (such rights and assets, collectively, other than the Retained Assets, are hereafter referred to as the "Assets"), in each case free and clear of all mortgages, liens, claims, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other encumbrances and agreements ("Liens"), except for Liens for taxes and other governmental charges, assessments or fees


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which are not yet due and payable ("Permitted Liens"). Without limiting the definition of "Assets," as set forth above in this paragraph, the Assets shall include:

     (a) all the equipment, machinery, furniture, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies, leasehold improvements and all other tangible personal property of every kind and description, including, without limitation, all of the items set forth on Schedule 1(a), together with any rights or claims of the Seller arising out of the breach of any express or implied warranty by manufacturers, sellers or other third parties, with respect to such assets;

     (b) all customer lists, sales records, credit data and other information relating to present and past customers of the Business;

     (c) all contracts and agreements pursuant to which the Business provides or will provide goods or services to its customers (collectively, "Customer Contracts") and all other Material Contracts (as defined in
          Section 6.16), including, without limitation, the contracts and agreements attached hereto as Schedule 1(c);

     (d) all of Seller's rights, title and interest in and to the leases pursuant to which the Seller leases the Facility, and all improvements and fixtures thereon, whether leased or owned to or by the Seller (collectively the "Facility Lease");

     (e) all vehicles and other transportation equipment used or held for use in the Business, including those identified in Schedule 1(e);

     (f) Subject to Section 8.6, all work-in-process ("WIP"), raw materials, purchased parts, shipping containers and supplies, whether in the possession of the Seller, in the possession of third parties or in transit to or from the Seller;

     (g) all financial, accounting and operating data and records relating to or used or held for use in the Business, including all tax returns, schedules, work papers, books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, equipment maintenance data, purchasing records and information, supplier lists, business plans, reference catalogs, payroll and personnel records, stationery, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and information; provided, that the foregoing shall not include materials relating to business operations of the Seller other than the Business; and provided further that the Seller may retain copies of the foregoing materials furnished to the Purchaser.

     (h) all Intellectual Property (as defined in Section 6.13), including, without limitation, proprietary rights and all engineering, production and other designs, drawings,



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          specifications, formulas, technology, computer and electronic data processing programs and software, inventions, processes and know-how;

     (i) the right to use the name "Zantop," individually or together with other words and phrases, including, without limitation, the name "Zantop Macon," as an assumed name under which the Business is or has been operated, subject to the terms of Section 8.8;

     (j) to the extent assignable or otherwise transferable, all rights in, to and under all governmental approvals, authorizations or requirements (whether issued from a federal, state, local governmental authority, municipal body or regulatory or administrative body) or any Licenses (as defined in Section 6.11), including, without limitation, those set forth on Schedule 1(j).

     (k) all insurance policies, insurance proceeds and insurance claims in favor of the Seller relating to all or any part of the Business and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce against the insurer under such policies with respect to the Business;

     (1) all other or additional privileges, rights, interests, properties and assets of every kind and description and located at the Facility or related to the Business (other than the Retained Assets) that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted; and

     (m) all instruments and documents of title representing any of the foregoing, and all rights, title, security and guaranties in favor of the Seller.

                                    Article 2

                      Assumed Liabilities; Retained Assets

          Section 2.1 Assumed Liabilities. On the Closing Date, the Purchaser shall only assume the following obligations and liabilities (such obligations and liabilities are hereafter referred to as the "Assumed Liabilities"):

     (a) Executory obligations of the Seller under the Facility Lease, which obligations have accrued after the Closing;

     (b) The obligation to perform WIP under purchase orders existing as of the Closing, subject to the terms and conditions set forth in Section 8.6;



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     (c)  All obligations and liabilities (contingent or otherwise) of the
          Seller arising out of any claim, litigation or proceeding, but only to the extent that any such claim, litigation or proceeding is based directly upon work performed or services provided by the Purchaser after the Closing, and provided that the Purchaser shall not be liable (and the Seller shall indemnify the Purchaser) for any damages and other liabilities and costs arising out of, relating to, or otherwise attributable to, in whole or in part, work performed or services rendered (or which were to be performed or rendered) by the Seller prior to the Closing.

          Section 2.2 Retained Assets. The Assets will not include, and the Purchaser and the Seller acknowledge and agree that there shall be excluded from the Assets, all the following of the Seller (collectively, the "Retained Assets"):

     (a) Cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities;

     (b)  Accounts and notes receivable of the Seller as of the Closing;

     (c) Any assets of any qualified or non-qualified pension or welfare plans or other deferred compensation arrangements or other Seller Plans (as defined in Section 6.14) maintained by the Seller for its employees ("Employees");

     (d) Claims for refunds of taxes and other governmental charges for time periods ending on or before the Closing, which taxes and charges shall remain the liability of Seller under this Agreement;

     (e) Subject to the Purchaser's rights to purchase certain inventory and such other conditions set forth in Section 3.1, all inventories, including finished goods and finished components; and

     (f) Computer hardware located at the Seller's facility in Ypsilanti, Michigan, and operating and application software used in connection therewith and any other tangible personal property located at such Ypsilanti facility and used in connection with the Seller's operations at such facility.

          Section 2.3 Retained Liabilities. The Seller and the Purchaser hereby acknowledge and agree that the Purchaser is not assuming and will not be liable or obligated pursuant to this Agreement, any instrument or document executed in connection with the Acquisition or otherwise, to pay, perform discharge or otherwise be responsible for any debts, liabilities or obligations of the Seller or any debts, liabilities or obligations arising out of, or related to, the Assets or the Business, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed, except the Assumed Liabilities, and all such debts, liabilities and obligations other than the Assumed Liabilities (the "Retained Liabilities") will remain the responsibility and obligation of the Seller.





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Without limiting the generality of the foregoing, it is expressly agreed that the Purchaser will neither assume nor incur any liabilities or obligations based on, arising out of or in connection with:

     (a) any litigation, warranty claims, actions, proceedings, suits, damages, losses, liabilities, obligations, judgments, costs (including, without limitation, reasonable costs of investigation and attorneys' fees and disbursements), expenses or other claims (collectively, "Damages") based on violation of any Environmental Law (as defined herein) or any Damages associated with or relating to the Assets or the Business arising out of, connected with or otherwise attributable to, actions or omissions or conditions that accrued, occurred or were incurred or in existence, as the case may be, prior to the Closing;

     (b) any and all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts (collectively, "Taxes"), which accrued prior to Closing;

     (c) any liabilities accruing on or prior to, or relating to periods before, the Closing, with respect to any employee benefit plan, bonus or profit-sharing plan, or any other Seller Plan or group health plan (including, without limitation, health claims or benefits accrued but unpaid prior to Closing), employment agreement, or employee policies and procedures or any claims for wages or other compensation, vacation pay, holiday pay or for severance arising out of alleged or actual employment loss;

     (d) any indebtedness of the Seller existing or created on or prior to the Closing Date;

     (e) any liabilities, obligations or expenses of the Seller for any broker's or finder's commission or similar fees relating to this Agreement or any of the transactions contemplated hereby;

     (f) any liabilities or obligations of the Seller arising from, or incurred in connection with, the negotiation, preparation or execution of this Agreement or the transactions contemplated hereby, including fees and expenses of counsel; or

     (g)  subject to the Purchaser's obligations under Section 8.6, any Damages
          (i) incurred or otherwise accrued or attributable to time periods ending on or before the Closing, (ii) arising out of, or connected to, actions taken (or omissions committed) by the Seller prior to the Closing or (iii) with respect to work performed (or to be performed) or services rendered (or to be rendered) by the Seller, prior to, the Closing, including, without limitation, liabilities or obligations arising out of any




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          failure by the Seller to perform any contract, commitment or arrangement, including any Customer Contract, in accordance with its terms, prior to the Closing.

                                    Article 3

                            Acquisition Consideration

          Section 3.1 Acquisition Consideration. (a) In consideration of the sale, conveyance, assignment and transfer of the Assets by the Seller to the Purchaser and in reliance on the representations and warranties made herein by the Seller and the Stockholders, the Purchaser agrees on the Closing Date (i) to assume the Assumed Liabilities in accordance with Section 2.2, (ii) to pay, by wire transfer or other immediately available funds, One Million Two Hundred Thousand Dollars ($1,200,000); (iii) to pay, in immediately available funds, an additional inventory payment (the "Inventory Prepayment") in the amount of Three Hundred Thousand Dollars ($300,000) (which Inventory Prepayment shall be governed by the terms and conditions set forth below in Section 3.1(b)) and
(iv) an amount allocated to the Seller out of the amounts pre-paid by the Seller with respect to rent and other pre-paid expenses (including utility payments and other deposits) under the Facility Lease for the month in which the Closing shall occur (the "Closing Month"), and which allocation to the Seller shall be made on the basis of the number of days left in the Closing Month as of the Closing Date. The consideration set forth in clauses (i), (ii), (iii) and (iv) above, collectively, shall be hereafter referred to as the "Acquisition Consideration").

          (b) The Inventory Prepayment shall be deemed to be a credit against purchases by the Purchaser of the Seller's inventory on the Closing Date and/or subsequently thereafter. As such, the Purchaser shall from time to time elect to purchase inventory items at a purchase price of the then fair market value, and such purchase price shall be deducted from the Inventory Prepayment. Upon the Inventory Prepayment credit balance being reduced to zero, the Purchaser shall have the right to purchase inventory from time to time at a purchase price equal the then fair market value, which purchase price shall be paid in cash, within thirty (30) days from the date of such purchase. For purposes of this Agreement, "fair market value" shall be determined, with respect to purchases of inventory made at Closing, by mutual agreement of the parties, and, with respect to purchases made subsequent to the Closing, the lesser of the Seller's list price of each item of inventory or the amount that the Purchaser could then purchase such item of inventory on the open market. At Closing, the Seller shall deliver to the Purchaser the list price of all inventory items, which list shall be set forth as Schedule 3.1(b) attached hereto. All inventory of the Seller located at the Facility shall remain at the Facility after the Closing Date. Thereafter, any items of inventory may be sold by the Seller to a third party, provided that, prior to the consummation of any such sale, the Seller shall send written notice to the Purchaser of the Seller's desire to sell such inventory and the purchase price offered by a third party, and thereupon, the Purchaser shall have the right, exercisable within five (5) business days from receipt of the Seller's notice, to purchase any and all of such items of inventory at the same purchase price for such items as set forth in the Seller's notice.




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                                    Article 4

                             Instruments of Transfer

          Section 4.1 Delivery of Documents. (i) At the Closing, the Seller and the Purchaser will execute and exchange a general assignment, assumption and bill of sale substantially in the form of Exhibit A attached hereto (the "Bill of Sale").

                                    Article 5

                                   The Closing

          Section 5.1 The Closing. On or before July 8, 1997, or such other date mutually agreed upon by the parties (the "Closing Date"), the parties hereto will take all actions necessary to (A) effect the Acquisition and (B) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the terms and conditions set forth in this Agreement (all those actions collectively being the "Closing"). The Closing shall be effective as of 12:01 a.m. New York City time on the Closing Date.

                                    Article 6

        Representations and Warranties of the Seller and the Stockholders

          The Seller and each of the Stockholders, jointly and severally, hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date, as follows:

          Section 6.1 Existence, Good Standing, Corporate Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted. The Seller is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and will not have, singly or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Seller.

          Section 6.2 Charter Documents; Corporate Records. The Seller has delivered to the Purchaser true and correct copies of the Seller's certificate of incorporation ("Certificate of



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Incorporation") and by-laws, and such copies are attached hereto as Exhibit B.
All material actions and transactions taken or entered into by the Seller requiring action by the Seller's board of directors or stockholders were duly authorized or ratified as necessary.

          Section 6.3 Authorization and Validity of Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Seller and by all other all requisite corporate action on the part of the Seller, including the obtaining of the requisite vote or consent of the Seller's stockholders. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

          Section 6.4 No Approvals or Notices Required; No Conflict With Instruments. The execution and delivery by the Seller of this Agreement do not, and the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

               (1) conflict with or violate the Certificate of Incorporation or by-laws of the Seller;

               (2) require any consent, approval, order or authorization of or other action by any Governmental Entity (as defined herein) (a "Government Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to the Seller, except for those Government Consents and Governmental Filings with state and local governmental authorities required with respect to Licenses held by the Seller and identified on Schedule 6.4; and

               (3) require, on the part of the Seller, any consent by or approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Entity), whether under any License or other Contract (as defined in clause 4 of this Section 6.4) or otherwise, except as and to the extent specified on
          Schedule 6.4;

               (4) assuming that all Government Consents, Government Filings, Contract Consents and Contract Notices described in clauses (2) and
          (3) of this Section 6.4 or set forth on Schedule 6.4 are obtained, made and given, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit under or the creation of any Liens or other encumbrance on any Assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), any Contract (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, Material Contract, instrument, employee benefit plan or practice, or




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          any other agreement, obligation, commitment or concession of any nature) to which the Seller or any Affiliate (as defined in Section 11.12) of the Seller or any of their respective assets or properties is bound or affected or pursuant to which the Seller or any Affiliate of the Seller is entitled to any rights or benefits (including the Licenses); and

               (5) assuming the Government Consents and Governmental Filings specified in clause (2) of this Section 6.4 or on Schedule 6.4 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Seller or any Affiliate or by which any of their respective properties or assets are bound or affected. As used herein, the term "Governmental Entity" means and includes any court, administrative agency, regulatory body, commission or other governmental authority, department or instrumentality, Federal, state, local or foreign, or other entity exercising executive, legislative or judicial functions.

          Section 6.5 No Subsidiaries. Except as set forth on Schedule 6.5, the Seller does not have any Subsidiaries (as defined in Section 11.12) and does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership joint venture, trust or other legal entity.

          Section 6.6 Financial Condition.

          (a) The Seller has provided to the Purchaser the financial statements relating to the Business (the "Seller's Financial Statements") and books and records of account related to the Business, and the Seller's Financial Statements are attached hereto as Schedule 6.6. Except as set forth on Schedule 6.6(a), the Seller's Financial Statements and the books of account of the Seller are true and complete, have been maintained in accordance with good business practices and accurately and fairly reflect all of the properties, assets, liabilities and transactions of the Seller as such relate to the Business and prepared on an income tax basis, using a comprehensive accounting system, consistently applied. All fees, charges, costs and expenses associated with the ownership, leasing, operation, maintenance and management of the Business that are required by the foregoing principles to be charged and reflected in the Seller's Financial Statements and on the Seller's books and records have been properly charged and reflected, and such financial statements and books and records do not, because of the provision of services or the bearing of costs and expenses by any other person or entity or for any other reason, materially understate the true costs and expenses of conducting the business of the Seller.

          Section 6.7 No Undisclosed Liabilities. Except as set forth on
Schedule 6.7 and except for liabilities and obligations incurred in the ordinary course of business since March 31, 1997, which are not, singly or in the aggregate, material, the Seller does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) which, under generally accepted accounting principles, should be fully reflected, reserved against or disclosed in the Seller's Financial Statements that are not so reflected, reserved against or disclosed.



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          Section 6.8 Absence of Certain Changes or Events. (a) Since March 31,
1997, there has not been any change in the condition (financial or otherwise) of the assets, liabilities, earnings or the Seller with respect to the Business and the Assets, other than changes in the ordinary course of business, none of which has been or will be (singly or in the aggregate) materially adverse.

          (b) Without limiting the generality of the foregoing set forth in
Section 6.8(a), since March 31, 1997, and except as set forth on Schedule 6.8, the Seller has not:

          (i) with respect to the Business or the Assets, incurred or become subject to or made any commitment with respect to any obligation or liability (absolute or contingent) which commits the Seller to pay an amount, in any single transaction or series of related transactions, in excess of $10,000, except current liabilities incurred, and obligations under Contracts entered into, by the Seller in the ordinary course of business and on terms consistent with past practices;

          (ii) mortgaged, pledged, subjected to or suffered to exist any Liens upon any of its assets or properties used in connection with the Business or located at the Facility, except Permitted Liens;

          (iii) sold or transferred any portion of the Assets or inventory, other than immaterial assets sold or transferred in the ordinary course of business, or canceled or agreed to cancel any debts or claims;

          (iv) suffered any material loss or damage to any of the Assets or inventory, whether or not covered by insurance, or waived or released, or agreed to waive or release, any rights of substantial value;

          (v) entered into any transaction related to the Business other than in the ordinary course of business and on terms consistent with past practices;

          (vi) terminated, rescinded, modified, amended or renewed, or waived or released in writing any term, condition or provision of, any Material Contract; or

          (vii) entered into any contractual arrangement or understanding (written or oral, express or implied) to do any of the foregoing.

          Section 6.9 Tax Matters. Except as set forth on Schedule 6.9, (i) there has been duly filed by or on behalf of the Seller (and its predecessors), or filing extensions from the appropriate federal, state, local and foreign Governmental Entities have been obtained with respect to, all federal, state, local and foreign tax returns and reports required to be filed on or prior to the date hereof and (ii) payment in full of all Taxes required to be paid in respect of the periods covered by such Tax returns and reports has been made. None of (x) the federal income Tax returns filed by or on behalf of the Seller and its predecessors (the "Seller Federal Returns") under the Internal






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Revenue Code of 1986, as amended (the "Code"), or (y) state income Tax returns filed by or on behalf of the Seller and its predecessors (the "Seller State Returns") are currently under examination by the Internal Revenue Service ("IRS") or with any state taxing authority, respectively. There have not been any deficiencies or assessments asserted in writing by the IRS or any state taxing authority with respect to the Seller Federal Returns or the Seller State Returns, respectively. Except as set forth on Schedule 6.9, neither the Seller nor any of its predecessors has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent pursuant to Section 341(f) of the Code or any predecessor statute.

          Section 6.10 Compliance With Laws. The Seller is in substantial compliance with all Laws (as defined herein) in respect to the conduct of the Business and the ownership, possession, maintenance and operation of its assets and its properties relating to the Business or located at the Facility, except any such noncompliance which, singly or in the aggregate, would not have a material adverse effect on the Business or the Assets. No claims or investigations by any Governmental Entity alleging any violation by the Seller of any such Laws have at any time been made or settled during the last two years. For purposes of this Agreement, "Laws" shall mean the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Entity or court.

          Section 6.11 Licenses. The Seller holds all licenses, franchises, registrations, ordinances, authorizations, permits, certificates, variances, qualifications, exemptions, orders, approvals and waivers of any Governmental Entity (federal, state and local) (collectively, "Licenses") which are required for the operations of the Business as currently conducted. All of the Licenses are in full force and effect, and no action, complaint, litigation, claim, prosecution, indictment, suit, arbitration, investigation or proceeding (an "Action") by or before any Governmental Entity is pending or, to the knowledge of the Seller, threatened, seeking the revocation or limitation of any of the Licenses. Schedule 6.11 lists all Licenses that are material to the Business or the Assets. Except as indicated on Schedule 6.11, no License will terminate as a result of the Acquisition.

          Section 6.12 Legal Proceedings. Except as set forth on Schedule 6.12, the Seller has not been served with notice of any pending Action and, to the knowledge of the Seller, there is no Action threatened against the Seller, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator outstanding against the Seller. To the knowledge of the Seller, there is no Action pending against any Affiliate of the Seller, or against any officer, director or shareholder of the Seller or any such Affiliate which, if adversely resolved against such Affiliate, officer or director, could be reasonably expected to have a material adverse effect on the Business, the Assets or the Acquisition.

          Section 6.13 Intellectual Property. The ownership, operation and conduct by the Seller of the Business, as presently owned, operated, and conducted, and to be continued by the Purchaser, does not, to the knowledge of the Seller, infringe upon or conflict in any respect with any



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patent, copyright, trademark, trade name, service mark, brand name or other intellectual property rights (collectively, "Intellectual Property") of any other person and, to the knowledge of the Seller, no other person is infringing upon any Intellectual Property of the Seller. Schedule 6.13 sets forth an accurate and complete list of the Intellectual Property owned or used by the Seller in the conduct of the Business.

          Section 6.14 Leased Property. (a) Schedule 6.14 lists all real property (including all land and buildings) which is leased by Seller as lessee or sublessee with respect to the Business (the "Leased Real Estate"). The Seller has delivered or caused to be delivered to the Purchaser complete and accurate copies of the written leases and subleases which are listed in Schedule 6.14. The Seller has not received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate. The Seller has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Leased Real Estate, other than violations which have been corrected. To the knowledge of the Seller, there are no material structural defects relating to any Leased Real Estate.

          (b) Except as set forth on Schedule 6.14: (i) each of the leases or subleases relating to the Leased Real Estate (each, a "Lease" and collectively, the "Leases") is in full force and effect and, to the knowledge of the Seller, valid and binding on the lessor or sublessor and enforceable in accordance with its terms, and (ii) all consents required under any Lease (including the Facility Lease) in connection with the Acquisition have been obtained;

          (c) no amount payable under any Lease (including the Facility Lease) is past due;

          (d) the Seller is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to such Lease to comply in all material respects with all of its commitments and obligations;

          (e) the Seller has not received any written notice (A) of a default (which has not been cured), offset or counterclaim under any Lease, or any other communication calling upon the Seller to comply with any provision of any Lease or asserting noncompliance, or asserting the Seller has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of Seller or any other party thereto, or (B) of any Action against any party under any Lease which if adversely determined would result in such Lease being terminated or modified in a manner adverse to the Seller;

          (f) Except as set forth on Schedule 6.14, the Seller has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease; and


          (g) the Seller has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof.

          (h) The Leased Real Estate constitute, in the aggregate, all of the real property used to conduct the Business in the manner in which such Business was conducted during the fifteen-month period ended March 31, 1997 and since such time. Except as set forth on Schedule 6.14, no consent is required of any party to any of the Leases by virtue of the Acquisition, and the Acquisition will not result in the termination of any Lease.

          Section 6.15 Tangible Personal Property; Sufficiency of Assets. (a) Except as disclosed on Schedule 6.15, the Seller has good and valid title to all tangible personal property which it owns or uses in the operation of the Business, except (x) for personal property leased (exclusive of capitalized leases) by the Seller pursuant to a written agreement identified on Schedule
6.15 and (y) for such tangible personal property disposed of to third parties since March 31, 1997 in the ordinary course of business and consistent with past practices, in each case free and clear of all Liens, except (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's or other like Liens securing obligations that are not delinquent; (ii) Liens for Taxes and other governmental charges which are not due and payable or which may be paid without penalty; (iii) purchase money liens securing the purchase price of the related personal property listed as purchase money liens on Schedule 6.15; and (iv) other Liens, if any, set forth in Schedule 6.15. Except as set forth in Schedule 6.15, none of the tangible personal property which is used in the Business is leased by the Seller. The tangible personal property owned or used in the operation of the Business are in good working order, reasonable wear and tear excepted, and are suitable for the use for which they are intended in all material respects.

          (b) Except as set forth on Schedule 6.15, the tangible personal property of the Seller which is currently owned or leased by it is, in the aggregate, all of the tangible personal property used to conduct the Business in the manner in which such Business was conducted during the 15 month period ended March 31, 1997 and since such time, except for additions thereto and deletions therefrom in the ordinary course of business and consistent with past practice which could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business.

          Section 6.16 Material Contracts. (a) Except as disclosed on Schedule 6.16, the Seller is not a party or subject to any of the following with respect to the Business (collectively, "Material Contracts"):

          (i) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing Employees;

          (ii) any employment consulting, severance, termination or indemnification agreement, contract or arrangement, written or oral, with any current or former officer, consultant, director or employee which (x) provides for payments in excess of $10,000 per annum or (y) requires aggregate payments over the life of such agreement, contract or arrangement in excess of $25,000 or which in any case is not terminable by the Seller or its subsidiaries on 30 days' notice or less without penalty or obligation to make payments related to or after such termination;

          (iii) any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues with other persons or entities;

          (iv) any lease for real or personal property in which the amount of payments which the Seller is required to make, or is expected to receive, on an annual basis exceeds $10,000;

          (v) any material agreement, contract, policy, License, document, instrument, arrangement or commitment which has not been terminated or performed in its entirety and which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the closing of the Acquisition, or the consummation of the other transactions contemplated hereby;

          (vi) any agreement, contract, policy, License, document, instrument, arrangement or commitment that materially limits the freedom of the Seller to compete in any line of business or with any person or entity or in any geographic area or which would so materially limit the freedom of the Purchaser to conduct the Business after the Closing;

          (vii) any agreement or contract relating to any outstanding commitment for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets having a value of in excess of $10,000 individually or $25,000 in the aggregate;

          (viii) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee or take-or-pay contract or agreement; or

          (ix) any other agreement, contract, policy, License, document, instrument arrangement or commitment which is material to the Seller; or

          (x) any other agreement or contract that relates to the provision of goods or services in excess of $1,000.

          (b) As of the date hereof, each of the Material Contracts is in full force and effect and is a valid and binding obligation of the Seller and, to the knowledge of the Seller, the other parties thereto. Except as set forth on
Schedule 6.16, the Seller is not in default under any Material Contract in any material respect, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. To the knowledge of the Seller, no other party to any Material Contract is in material default thereunder. The Seller has no reason to believe that any of the Material Contracts that are renewable will not be renewed on reasonable terms, nor does the Seller know of any expressed desire or intent, on the part of any other party to any of the Material

Contracts, to materially reduce or terminate the amount of its business with the Seller in the future. Except as set forth on Schedule 6.16, no consent is required of any party to any of the Material Contracts by virtue of the Acquisition, and the Acquisition will not result in the termination of any Material Contract.

          Section 6.17 Employee Benefit Plans. (a) The names of and the IRS identification numbers of (i) all "employee pension benefit plans," as defined in Section 3(2) and subject to Title IV of the Employee Retirement Income Security Act of 1984, as amended ("ERISA"), which have been maintained or contributed to by the Seller during any of the last five years (the "Pension Plans"), (ii) all other "employee pension benefit plans" as defined in Section 3(2) of ERISA which have been maintained or contributed to by the Seller during any of the last five (5) years, and (iii) all other employee benefit plans (including all "employee welfare benefit plans" as defined in Section 3(l) of ERISA and all other "employee benefit plans" as defined in Section 3(3) of ERISA) which have been maintained or contributed to by the Seller and (A) which currently exist or (B) for which any continuing liabilities exist (all of which plans described in clauses (i), (ii) and (iii) are referred to collectively as the "Seller Plans"), are listed on Schedule 6.17. Except as otherwise indicated on Schedule 6.17, none of the Pension Plans is a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA or single-employer plan subject to
Section 4063 of ERISA, and the Seller has not incurred and is not expected to incur any withdrawal liability under ERISA with respect to any "multi-employer plan" or any single-employer plan subject to Section 4063 of ERISA.

          (b) Favorable determination letters from the IRS with respect to the status of each Pension Plan which is intended to qualify under Section 401 of the Code have been received. The Seller is not aware of any facts which would adversely affect the qualified status of any Pension Plan that is intended to so qualify.

          (c) The Seller has not incurred in connection with the termination of a Pension Plan, and has no knowledge of any event or condition which would be reasonably likely to cause, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or otherwise under ERISA. Except as set forth in
Schedule 6.17, were any Pension Plan to terminate on the date hereof the Seller would not incur any material liability to the PBGC or otherwise under ERISA, nor be required to contribute any material additional amounts to any Pension Plan in order to terminate such Pension Plan.

          (d) The Seller has not been served with any Action against the assets of any of the trusts under the Seller Plans or against the Seller or any fiduciary.

          (e) The Seller Plans have been maintained and administered in all material respects in accordance with their terms and with all provisions of ERISA and the Code or any predecessor statute (including rules and regulations under ERISA, the Code and any predecessor statute) applicable thereto and neither the Seller nor any "party in interest" or "disqualified person" (within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA within the control of the Seller with respect to the Seller Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA. Without limiting the generality of the foregoing, none of the Pension Plans has incurred a material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code whether or not waived; no Pension Plan has been the subject of a "reportable event" as defined in Section 4043 of ERISA, as to which notices would be required to be filed with the PBGC, and all required contributions under each Pension Plan for all periods through and including the date hereof have been made.

          (f) At the time of the Closing and immediately thereafter, each of the Seller Plans will be fully funded with assets available for allocation to the appropriate participants and former participants.

          Section 6.18 Labor Matters. With respect to the Business, except as set forth on Schedule 6.18, the Seller is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and there are no unfair labor practices or labor arbitration proceedings pending or, to the knowledge of the Seller, threatened against the Seller relating to its business. Other than as disclosed on Schedule 6.18: (i) there are no organization efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Employees of the Seller; (ii) there is no labor strike, dispute, slowdown or work stoppage pending or, to the knowledge of the Seller, threatened against the Seller nor has the Seller experienced any of the same within the past five years; and (iii) all Employees of the Seller are employed at will. A list of the Seller's Employees, together with each employee's job title and salary, as of June 22, 1997, is set forth on Schedule 6.18.

          Section 6.19 Environmental Compliance. (a) For purposes of this
Section 6.19, (A) "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified or regulated by or under any Environmental Law; (B) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act., 42 U.S.C.
Section 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., in each case as amended from time to time and all regulations promulgated thereunder, and any other state or federal statute, law regulation, ordinance, bylaw, rule, judgment, order, decree or directive of any Governmental Entity dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety; and (C) "RCRA Hazardous Waste" means a solid waste that is listed or classified as hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
Section 6901 et seq.

          (b) Except as set forth on Schedule 6.19, there are no claims pending against the Seller, with respect to the Business, the Assets or the Facility, relating to a Hazardous Substance or arising under an Environmental Law, nor has the Seller received any form of notice that the Seller or any property owned by the Seller in connection with the Business ("Owned Property") or Leased Real Estate or any real property previously owned or operated by the Seller is, has been or may be in noncompliance with or subject to liability under any Environmental Law.

          (c) Except as set forth on Schedule 6.19, no Hazardous Substances are now present in amounts, concentrations or conditions requiring investigation, removal, remediation or any other response action or corrective action under, or forming the basis of a claim pursuant to, any Environmental Law, in, on, from or under any Owned Property or Leased Real Estate or any real property previously owned or operated by the Seller in connection with the Business or the Assets or located at the Facility.

          (d) Except as set forth on Schedule 6.19, none of the Owned Property or Leased Real Estate is being, and, to the knowledge of the Seller, has not been during the period of time such property has been owned or leased by the Seller, used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes are being or, to the knowledge of the Seller, have been during the period of time owned or operated by the Seller treated, stored or disposed of there in violation of any Environmental Law.

          (e) Except as set forth on Schedule 6.19, there neither are nor, to the knowledge of the Seller, have been during the period of time they have been owned or operated by the Seller any asbestos -containing materials, polychlorinated biphomyl ("PCB") - containing materials or equipment, underground storage tanks, lagoons or other containment facilities of any kind which contain or contained any Hazardous Substances on any of the Owned Property or Leased Real Estate.

          (f) Except as set forth on Schedule 6.19, there are no locations, facilities or properties at which Hazardous Substances originating at the Seller, the Owned Property or the Leased Real Estate were treated, stored, recycled or disposed so as to give rise to liability on the part of the Seller under an Environmental Law.

          (g) The Seller has made available to the Purchaser true and correct copies of, all environmental audits or assessments, analyses of soil, groundwater, indoor and outdoor air, sediment, surface water and asbestos-containing materials conducted on or after January 1, 1992 relating in whole or in part to the Seller, any Owned Property or any Leased Real Estate undertaken by or on behalf of the Seller, and any written communications received by the Seller since January 1, 1992 relating in whole or in part to the existence of Hazardous Substances at any Owned Property or Leased Real Estate or any real property previously owned or operated by the Seller or the compliance of the Seller with respect to any Environmental Law.

          Section 6.20 Insurance. Schedule 6.20 sets forth all policies or binders of fire, liability, workmen's compensation, vehicular or other insurance held by or on behalf of the Seller with respect to the Business (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000, setting forth the aggregate amounts paid out under each such policy through the date of this Agreement and the aggregate limit of any of the insurer's liability thereunder). Such policies and binders are in full force and effect and insure against risks and liabilities customary for companies of similar size, financial condition and engaged in the business in which the Seller is engaged. The Seller is not in default with respect to payment of any premium or any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth on Schedule 6.20, there are no outstanding unpaid claims under any such policy or binder, and the Seller has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Seller under or in connection with any of its extant insurance policies. The Seller has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Seller that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or assets or any improvements to real estate occupied by or leased to or by the Seller, purchase of additional equipment or assets, or material modification of any of the methods of doing business, will be required. The Seller has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.

          Section 6.21 Brokers or Finders. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by the Seller, to any financial advisory, broker's, finder's or similar fee or commission in connection with any of the transactions contemplated by this Agreement.

          Section 6.22 Full Disclosure. No statement herein or in the Schedules hereto or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of the Seller contains or will contain any untrue statement of a material fact concerning the Seller or any of its Affiliates, or omits or will omit to state a material fact necessary in order to make the statements made herein or therein concerning the Seller or any of its Affiliates, in light of the circumstances under which they were made, not misleading.

                                    Article 7

                 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing, as follows:

          Section 7.1 Due Organization; Good Standing and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all corporate power and authority to execute this Agreement and the agreements and instruments contemplated by the Acquisition and to perform its obligations hereunder and thereunder. The Purchaser is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in all other jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

          Section 7.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated by this Agreement to be executed in connection with the Acquisition by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by its board of directors. No other corporate action is necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement and such other agreements and instruments and the consummation by the Purchaser of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

          Section 7.3 No Approvals or Notices Required: No Conflict with Instruments to which the Purchaser is a Party. The execution, delivery and performance of this Agreement and the other agreements and instruments in connection with the Acquisition by the Purchaser and the consummation by it of the transactions contemplated thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Purchaser, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser's ability to perform its obligations hereunder or thereunder, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Purchaser under, the charter or bylaws of the Purchaser, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound, except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser's ability to perform its obligations hereunder or thereunder.

                                    Article 8

                                    Covenants

          Section 8.1 Access to Information. The Seller agrees that, during the period commencing on the date hereof and ending at the Closing, (i) it will give or cause to be given to the Purchaser and its representatives reasonable access during normal business hours to the offices, plants, properties, books and records of the Seller relating to the Assets or the Business, (ii) it will furnish or cause to be furnished to the Purchaser such financial and operating data and any other information with respect to the business and properties of the Business and (iii) the Purchaser and its representatives shall be entitled to reasonable access during normal business hours to the representatives, officers, Employees and contractors of the Seller involved in the Business, in the case of each of (i), (ii) and (iii), as the Purchaser may reasonably request; provided that the Purchaser shall not take any action to supervise the Seller's Employees or otherwise operate the Business. The Seller shall have the right to have its representatives present at any discussions between the Purchaser and any of the persons specified in this Section, and the Purchaser agrees to schedule such discussions through the Seller.

              Section 8.2 Conduct of the Business Pending the Closing Date. The Seller agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved in writing by the Purchaser, during the period commencing on the date hereof and ending on the Closing Date, it will:

              (a) operate and maintain the Business in all material respects only in the usual, regular and ordinary manner consistent with past practice and, to the extent consistent with such operation and maintenance, use its best efforts to preserve the present business organization of the Business intact, keep available the services of the present Employees (subject to the Purchaser's rights to direct the Seller to terminate any Employee pursuant to Section 8.10) and preserve its present relationships with all persons having business dealings with the Business;

              (b) maintain its books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all Laws and contractual obligations applicable to the Business or to the conduct of the Business and perform all of its material obligations relating to the Business;

              (c) not (i) modify or change in any material respect any of the Assets or dispose of any material Asset except for (A) the sale of inventory in the ordinary course of business, consistent with past practice, and (B) any Assets that in the ordinary course of business are replaced with substantially similar Assets, (ii) enter into any Contract, commitment or other agreement that would be material to the operation of the Business or use of the Assets or, except as expressly contemplated by this Agreement or expressly contemplated by or required pursuant to their respective terms, modify or change in any material respect any obligation under any such Contract, commitment or agreement,
       (iii) modify or change in any material respect any obligation under any License, (iv) modify or change in any material respect the manner in which it markets and sells the products produced or services by the Business, or (v) agree, whether in writing or otherwise, to do any of the foregoing;

              (d) not (i) permit or allow any of the Assets to become subject to any Liens, (ii) waive any material claims or rights relating to the Business, (iii) grant any increase in the compensation or benefits of any of the Seller's Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except (A) for reasonable increases in the ordinary course of business that are consistent with past practice or (B) for reasonable payments in normal sales compensation plans, including bonuses, consistent with past practice or (iv) agree, whether in writing or otherwise, to do any of the foregoing; and

              (e) not take any action that would result in the representations with respect to the Seller as contained in this Agreement not being true as of the Closing Date if the representations were given for the period from the date hereof through the Closing Date;

              Section 8.3 Cooperation by the Purchaser. The Purchaser hereby covenants and agrees to respond to any and all of the Seller's requests for consents required pursuant to this Article as promptly as reasonably practicable, provided that the Purchaser shall have been provided with all information it may reasonably request or that is otherwise reasonably necessary to evaluate such request for consent.

              Section 8.4 Risk of Loss. On or prior to the Closing, risk of loss, damage or destruction to the Assets and risk of taking of the Facility or any of the Assets or any portion of the Business by eminent domain shall be borne by the Seller. In the event of any such loss, damage or destruction not repaired or replaced by the Seller, the Purchaser on or prior to the Closing shall have the option of (a) causing the Seller to assign and transfer to the Purchaser all such proceeds receivable under any insurance policy for any such loss, damage or destruction or the receivable from any such taking by eminent domain, as the case may be, (b) reducing the Purchase Price by the amount of the reasonable good faith estimate of the cost of repair or replacement or the reasonable good faith estimate of the amount of proceeds from such taking by eminent domain, as the case may be, or (c) terminating this Agreement, without liability to either party. The parties further acknowledge and agree that the risk of loss, damage or destruction of the inventory items to remain at the Facility as Retained Assets, and risk of taking by eminent domain with respect to such items, shall be borne by the Seller until such time as the inventory items are purchased by the Purchaser.

       Section 8.5   Further Actions.

              (a) Subject to the terms and conditions hereof, the Seller and the Purchaser agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and to confirm that such transactions have been accomplished, including, without limitation, using all commercially reasonable efforts (without commencement of litigation): (i) to obtain prior to the Closing all Licenses and consents to the transfer of any Licenses that are transferable by the Seller; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

              (b) All Government Consents and Contract Consents in respect of the Seller as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained by the Seller and shall be in full force and effect, all Governmental Filings and Contract Notices in respect of the Seller or the Business as are required in connection with the consummation of such transactions shall have been made by the Seller, and all Licenses of the Seller that are required to be transferred in connection with the consummation of such transactions shall have been transferred by the Seller.

              Section 8.6 Work-In-Progress. (a) WIP relating to the Business as of the Closing Date shall be undertaken by the Purchaser and shall be performed until completion after the Closing Date. Upon such completion, the Seller acknowledges that the Purchaser shall have the sole responsibility to bill any finished products and services to the applicable customer. The effective time (the "WIP Effective Time") of transfer of all WIP shall be 12:01 a.m. on the Closing Date in order to calculate the allocation of revenues received from customers with respect to completed WIP. WIP to be performed on a time and materials basis shall be billed out and revenues received allocated on a pro rata basis based upon the WIP Effective Time. Revenue collected from WIP performed on a flat rate basis, shall be allocated on the basis of the formula set forth in the following sentence. The Seller's proportional share of revenues received by the Purchaser with respect to WIP items performed at a flat rate shall be equal to the fraction that is obtained by dividing (i) the Seller's actual labor and material expense (each calculated at normal customer billing rates) by (ii) the sum of (A) the Seller's actual labor and material expense (each calculated at normal customer billing rates) plus (B) the Purchaser's actual labor and material expense (each calculated at normal customer billing rates). Upon the Purchaser's receipt of payment in respect of such completed WIP, the Purchaser shall, within ten (10) business days, deliver to the Seller its allocable share of such payment, in accordance with the foregoing formulas. Notwithstanding the foregoing, nothing contained in this Section 8.7 shall be deemed to impose any liability on the Purchaser in the event that any completed WIP becomes or remains uncollectible, in whole or in part, and accordingly, the Purchaser only shall be obligated to use its commercially reasonable efforts (which shall not include the commencement of litigation) to collect from customers payment with respect to completed WIP and to remit to the Seller the payments due to the Seller in accordance with the terms of this Section.

              (b) The Seller hereby acknowledges and agrees that the Seller shall remain liable for any warranty claims or other claims for breach of contract, negligence, personal injury, property or any other claims, suits, actions, litigation, judgments, costs (including, without limitation, reasonable attorneys' fees and disbursements), losses and other damages and liabilities, relating to, arising out of or in connection with, WIP (collectively, the "WIP Claims") to the extent that any of such WIP Claims were incurred or accrued prior to the Closing or otherwise arose out of, or are attributable to work performed or conditions existing prior to Closing. All such WIP Claims asserted against the Purchaser shall be handled in accordance with procedures for indemnification under Section 10.1.

              Section 8.7 Non-Competition; Non-Solicitation. Neither the Seller nor any of the Stockholders shall enter into direct or indirect competition (whether as an owner, partner, member, officer, director, employee, consultant or in any other capacity) with the Business or relating to, or connected with, the Assets, or the business activities to be conducted by the Purchaser at the Facility on and after the Closing Date (provided, however, the Seller shall be permitted to perform maintenance on airplanes and parts owned by the Seller, so long as the Seller does not engage in any third party maintenance activities); and (ii) neither the Seller nor any of the Stockholders shall solicit any of the Employees retained by the Purchaser, any person or entity that is a customer of the Seller with respect to the Business as of the date hereof or on the Closing Date, or any person or entity that is as of the Closing Date, or becomes after the Closing Date, a customer of the Purchaser with respect to the Business. The restrictions in clause (i) of the preceding sentence, as to James M. Zantop only, shall terminate one (1) year from the date of this Agreement. The Seller acknowledges and agrees that the scope of the Business is nationwide, and accordingly, the scope of the foregoing non-competition provision shall extend throughout the United States. The parties hereby expressly agree that the scope of the non-competition restriction is necessary and reasonable to assure that the Purchaser is permitted to enjoy the benefits of this Agreement as contemplated by the parties hereunder. The parties further agree that the Seller's present third-party airplane maintenance business at Willow Run Airport for Spirit Airlines, Inc. and USAJet, Inc. is not competitive with the Business.

              Section 8.8 License to Use Seller's Name. In consideration for the Purchaser's entering into this Agreement, the Seller hereby grants and licenses to the Purchaser the non-exclusive right and license, on royalty-free basis, to use the name "Zantop," individually or in connection with other words or phrases, with respect to assumed or "doing-business-as" names used in connection with the Business. The foregoing license shall terminate on the one year anniversary of the Closing Date; provided, however, that if at such termination date there exists any unsatisfied indemnification claims, then the Purchaser shall, in addition, to any and all other rights and remedies that the Purchaser may have in law or in equity, be permitted to continue to possess and use the license until all such indemnification claims are satisfied by the Seller or the Stockholders, as the case may be.

              Section 8.9 Maintenance of Existing Accounting System. The Seller and the Purchaser hereby agree that from the date hereof and extending through a maximum of 120 days from the Closing Date, the Seller shall continue to maintain the existing accounting system with respect to the Business, and in connection therewith, the Seller shall also provide the Purchaser with access to the Seller's central computer system to the extent of such accounting system. In consideration for the foregoing services, the Purchaser shall pay to the Seller $4,500 per month (the "Monthly Accounting Fee") for any month that the Purchaser desires to have the Seller provide such services, plus the cost of any required programming changes (provided that any such proposed changes and the estimated cost thereof have been pre-approved in writing by the Purchaser) at the Seller's standard billing rate of $50 per hour; provided, that the Purchaser shall not acquire any interest in the Seller's operating software by reason of such payments; and provided, further that the Purchaser may terminate the Seller's services at any time within the 120 day period, so long as the Purchaser pays to the Seller a pro rata portion of the Monthly Accounting Fee, based on the number of days left in the month in which services are being provided at the time of termination.

       Section 8.10 Retention of Employees. The Seller and the Purchaser hereby expressly agree that the Purchaser shall have no obligation whatsoever to retain or hire the existing Employees of the Seller as of the Closing Date. Furthermore, the Seller agrees that the Seller shall, at the instruction of the Purchaser, terminate any Employee's employment prior to or on the Closing Date, and, in connection therewith, the Purchaser shall assume no liability arising from such terminations, and Seller shall indemnify and hold the Purchaser harmless in accordance with Section 10.1 for any claim or liability arising out of the terminations.

                                   ARTICLE 9

                             Conditions Precedent.

       Section 9.1 Conditions Precedent to Obligations of Both Parties. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

       (a) No Injunction, etc. No preliminary or permanent injunction or other order issued by any federal, provincial or state court of competent jurisdiction in the United States or by any United States federal, provincial or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal, provincial or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect; provided, that before any determination is made to the effect that this condition has not been satisfied, the Seller and the Purchaser shall each use commercially reasonable efforts and take such other actions as may be reasonably necessary, at its own expense, to have such order or injunction lifted or dismissed.

       (b) Governmental Consents. All consents required in connection with the assignment of the Governmental Licenses listed on Schedule 6.11 shall have been obtained.

       Section 9.2 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the satisfaction (or waiver by the Purchaser) on or prior to the Closing Date of each of the following conditions:

       (a) Accuracy of Representations and Warranties. All representations and warranties, disregarding all qualifications and exceptions contained therein relating to materiality or any material adverse effects, of the Seller and the Stockholders contained herein shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, with only such exceptions as would not in the aggregate reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business; provide, however, that to the extent that any such representation or warranty refers to financial or other information that is made as of a specified date, such financial or other information shall have been true and correct as of such date.

              (b) Performance of Agreements. The Seller shall in all material respects have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing Date.

              (c) Significant Events and Incidental Losses. After the date of this Agreement, no event, occurrence or other matter has occurred that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Seller or the Business.

              (d) Third Party Consents. All agreements and consents of any third party required in connection with the assignment of any of the Material Contracts listed on Schedule 6.16 shall have been obtained.

              (e) Officer's Certificate. The Purchaser shall have received a certificate, dated the Closing Date, of the President or a Vice President of the Seller, to the effect that, to the knowledge, information and belief of such officer, the conditions specified in the above paragraphs have been fulfilled.

              Section 9.4 Conditions Precedent to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of each of the following conditions:

              (a) Accuracy of Representations and Warranties. All representations and warranties of the Purchaser or any officer of the Purchaser contained herein or in any certificate or document delivered to the Seller pursuant hereto shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty refers to financial or other information that is made as of a specified date, in which case such financial or other information shall have been true and correct as of such date.

              (b) Performance of Agreements. The Purchaser shall in all material respects have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing Date.

              (c) Officer's Certificate. The Seller shall have received a certificate, dated the Closing Date, of the President or a Vice President of the Purchaser to the effect that, to the knowledge, information and belief of such officer, the conditions specified in the paragraphs above have been fulfilled.

                                   Article 10

                                Indemnification

       Section 10.1  Indemnification.

       (a) The Seller and each of the Stockholders, jointly and severally, hereby agrees to indemnify the Purchaser and to defend and hold the Purchaser harmless from and against any and Damages arising out of or otherwise in respect of the following: (i) the Retained Liabilities; (ii) the Retained Assets; (iii) the termination by the Seller of any Employee from the Seller's employment prior to or on the Closing Date (including, without limitation, such Employees that are terminated by the Seller at the direction of the Purchaser pursuant to Section 8.10); (iv) any failure by the Seller to comply with its obligations hereunder or otherwise with respect to any Employee (including, without limitation, any claims for salary, benefits, bonuses, health insurance claims or employment-related litigation) accruing or arising on or prior to the Closing Date or otherwise with respect to time periods ending on or before the Closing Date; (v) any suit or claim of violation brought against the Purchaser under the federal WARN Act for any actions taken (or failed to be taken, including, the Seller's failure to send out all required notices to the Seller's Employees within the relevant notice periods) by the Seller before or after the Closing with regard to Employees at the Facility or any site of employment or operating unit affected by this Agreement; (vi) any and all Employee claims, charges, grievances or complaints (regardless of whether made before or after the Closing), including, without limitation, claims for severance pay, claims arising under any "employee benefit plan" as defined in
Section 3(3) of ERISA, EEO charges and worker's compensation claims, incurred with respect to any time periods ending on or before the Closing Date; (vii) any WIP Claims to the extent that any such WIP Claims accrued, were incurred or were in existence prior to the Closing or otherwise arose out of, or are attributable to work performed or any condition existing, prior to the Closing; and (viii) the breach of any representation, warranty or covenant on the part of the Seller contained in this Agreement. The indemnification obligations shall survive Closing and shall survive the termination of this Agreement for any reason; provided, that the indemnification obligations set forth in this paragraph shall be limited in dollar amount to the value of the Acquisition Consideration, valued on the Closing Date. The Seller and the Stockholders hereby acknowledge and agree that they shall be obligated to indemnify the Purchaser in accordance with this paragraph, notwithstanding any claims by the Seller or any of the Stockholders that the Purchaser was comparatively or contributorily negligent with respect to any claim giving rise to the right of indemnification.

       (b) The Purchaser hereby agrees to indemnify the Seller and to defend and hold the Seller harmless from and against any and all Damages arising out of or otherwise in respect of the following: (i) the Assumed Liabilities; and
(ii) any and all employee claims, charges, grievances or complaints based on actions of the Purchaser after the Closing Date; (iii) the breach of any representation, warranty or covenant on the part of the Purchaser contained in this Agreement.

       (c) The indemnification obligations of the Seller and the Purchaser shall survive Closing and shall terminate on the date that is the later of (i) ninety (90) days after the expiration of any applicable statute of limitations period with respect to any claim, action or proceeding that has formed or may form the basis of any claim for indemnification, or (ii) ten (10) years.

                                   Article 11

                                 Miscellaneous

       Section 11.1 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made if (i) delivered in person, on the date actually delivered, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two business days after the date of mailing, or (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (ii) above, on the date transmitted provided receipt is confirmed by telephone:

       If to the Seller:

                      840 Willow Run Airport
                      Ypsilanti, Michigan 48198-0840
                      Attention: Mr. James M Zantop, President
                      Telecopy No.: 313-485-4813

       with copies to:

                      Howard & Howard
                      1400 N. Woodward, Suite 101
                      Bloomfield, Michigan 48304
                      Attention: John E. Young, Esq.
                      Telecopy No.: 248-645-1568

       If to the Purchaser:

                      P.O. Box 29709
                      2659 Nova Drive
                      Dallas, Texas 75229
                      Attention: John H. Wilson, President
                      Telecopy No.: 972-247-2024
              with a copy to:

                     Baker & Botts, L.L.P.
                     599 Lexington Avenue
                     New York, New York 10022
                     Attention: John M. Huggins, Esq.
                     Telecopy No.: 212-705-5125

       or at such other address as may be furnished in writing by a party to each other party from time to time in accordance with the notice provisions set forth above.

              Section 11.2 Survivability of Representations and Warranties. All representations and warranties made by any of the parties hereto shall survive the Closing and remain in full force and effect.

              Section 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination that a term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

              Section 11.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

              Section 11.5 No Adverse Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or any provision hereof.

              Section 11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              Section 11.7 Fees and Expenses. All costs and expenses, including without limitation fees and disbursements of counsel, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses.

              Section 11.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but neither this

       Agreement nor any of the rights, interests or other obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

              Section 11.9 Amendment. This Agreement may not be amended without the written consent of the Purchaser and the Seller.

              Section 11.10 Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

              Section 11.11 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and other documents referred to herein and which form a part hereof) constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof.

              Section 11.12 Definition of Subsidiary and Affiliate. As used in this Agreement, (i) a "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or together with one or more other Subsidiaries) (x) is a general partner or (y) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, and (ii) an "Affiliate" of any person means any individual, corporation or other organization, whether incorporated or unincorporated, which directly or indirectly controls, or is controlled by, or is under common control with, such first mentioned person. The term "control" (including the terms "controlled," "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

                    [SIGNATURE PAGE BEGINS ON THE NEXT PAGE]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    AERO CORP MACON, INC.

                                    By: /s/ JOHN H. WILSON
                                       ------------------------------------
                                           John H. Wilson
                                           President

                                    ZANTOP INTERNATIONAL AIRLINES, INC.

                                    By: /s/ JAMES M. ZANTOP
                                       ------------------------------------
                                           James M. Zantop
                                           President

                                    STOCKHOLDERS



                                    /s/ DUANE A. ZANTOP
                                    -----------------------------
                                    DUANE A. ZANTOP



                                    /s/ ANNA LOUISE ZANTOP
                                    -----------------------------
                                    ANNA LOUISE ZANTOP



                                    /s/ JAMES M. ZANTOP
                                    -----------------------------
                                    JAMES M. ZANTOP